Exhibit 99.1

Court Order dated January 26, 2015, regarding the Trust’s termination date of April 6, 2015, and subsequent wind-down process.

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

STATE OF MINNESOTA	DISTRICT COURT
COUNTY OF RAMSEY	SECOND JUDICIAL DISTRICT
Court File No. 62-C5-72-386008

In the Matter of the Trust known as Great Northern Iron Ore Properties	FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER FOR JUDGMENT

          This matter came on for hearing before the undersigned on October 7 and November 24, 2014, pursuant to:

1) The Petition for Instructions filed on September 9, 2014, by the duly appointed and acting Trustees of the Trust known as Great Northern Iron Ore Properties (“Trust”); and

2) The Petition for Instructions filed on September 11, 2014, by the reversionary beneficiary of the Trust, Glacier Park Company, a wholly-owned subsidiary of ConocoPhillips Company (“Reversioner”).

Also considered at the time of hearing were the Reversioner’s Objections to the Trustees’ Petition and the Trustees’ Response to those objections.

          Sue Ann Nelson, Esq., Dale J. Schoonover, Esq. and Masha M. Yevzelman, Esq. appeared on behalf of the Trustees at both hearings. Stephanie A. Ball, Esq., appeared on behalf of the Reversioner at both hearings. She was joined by Alan I.

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

Silver, Esq., who also appeared on behalf of the Reversioner at the November 24, 2014 hearing.

          Based on all of the files, testimony and proceedings herein, the Court makes the following:

FINDINGS OF FACT

Background: Filing of Petitions for Instructions

          1.     This Petition for Instructions, initially to be heard in June 2014, was postponed to allow discussions between the Trust and the Reversioner regarding the winding down of the trust.

          2.     Counsel exchanged memoranda addressing the threshold trust law issue now pending before the Court, i.e. the scope and nature of the Trustees’ continuing powers, duties, responsibilities and authority over the Trust’s assets in winding up the affairs of the Trust after the Trust termination date of April 6, 2015. The parties were unable to resolve this threshold issue, informed the Court in mid-July 2014 of that fact and sought the Court’s guidance.

          3.     After the parties summarized the issues that they could not resolve, counsel scheduled a formal hearing on a Petition for Instructions. The hearing was scheduled for October 7, 2014.

          4.     On September 9, 2014, the Trustees filed a Petition for Instructions requesting guidance from the Court regarding:

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

(a)	the scope and nature of the their powers, duties, responsibilities and authority over the Trust’s assets in winding up its affairs after its termination date of April 6, 2015;

(b)	the reasonable time period within which to complete the tasks and actions identified by the Trustees and the Court that are required to wind up the affairs of the Trust; and

(c)	the appropriate allocation between the income and reversionary beneficiaries of the expenses and costs incurred in matters related to the Trust’s termination and wind-up process.

          5.      On September 11, 2014, the Reversioner filed a separate Petition for Instructions requesting instructions from the Court related to its position that it had an immediate and absolute right to “assume active and exclusive use, management and control” of all non-cash assets of the Trust (including the Trust’s mineral properties and leases and the Great Northern Iron Ore Properties name) as of 11:59 p.m. on April 6, 2015.

The Trust and Its Beneficiaries

               6. The Trust is quite unusual and has some very unique characteristics.

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

In the words of Professor Robert Stein, one of its trustees, and a nationally acknowledged legal expert in this area, “[I]t’s sui generis and there’s really no other trust like it.”

          7.     Because of its singular nature and the impending wind-down, in 2006 the Trustees requested the undersigned, who has supervised the Trust since 2003, to continue to do so until the wind-up had been completed. Because of its intricacies and peculiarities, this Court agreed to do so.

          8.     In In re Trust Known as Great Northern Iron Ore Properties (Great Northern I),1 the Minnesota Supreme Court summarized the Trust’s history:

Near the turn of the century, James J. Hill and others acquired stock in several companies which owned iron ore properties in Minnesota. Hill caused [this] stock ... to be transferred to the Lake Superior Company, Limited (hereafter Lake Superior), a Michigan partnership composed of Hill and some of his associates, and on October 20, 1899, Lake Superior entered into a contract with Great Northern Railway ... . By this contract Lake Superior “in consideration of” and “as a condition [of]” the transfer of property to it, agreed not to sell any of the property without the approval of Great Northern [Railway] and agreed that, when directed by Great Northern [Railway], it would pay the net income from that property to the shareholders of Great Northern [Railway] as they appeared of record for regular dividend purposes. Lake Superior agreed, in addition, that Great Northern [Railway] could direct it in the acquisition of new property and that, at Great Northern [Railway]’s direction, Lake Superior would transfer the property to whomever Great Northern [Railway], upon majority vote of Great Northern [Railway] stockholders, should at any time designate.

1 308 Minn, 221, 223-224, 243 N.W.2d 302, 304-305 (Minn. 1976).

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

Great Northern [Railway], by resolution passed by its directors and approved by its shareholders in November 1906, ordered Lake Superior to transfer its assets to named trustees. The assets were conveyed to the trustees by a trust instrument dated December 7, 1906, the trust now in issue.

The terms of the trust [instrument] give the trustees a full power of sale over the property, as well as the power to reinvest in other property. It requires the trustees from time to time and at least once a year to distribute such portion of the net income from the property as they might deem proper to the persons registered as shareholders of Great Northern [Railway] on December 6, 1906. The total interest of these beneficiaries was divided into 1,500,000 equal shares, each beneficiary receiving the number of shares and a certificate therefor equal to the number of shares of Great Northern [Railway] stock he owned on December 6, 1906.

The trust is to continue during the lives of 18 specified persons plus an additional 20 years after the death of the last survivor, unless sooner terminated. The trust instrument directs that upon the expiration of the 20 years following the death of the last survivor the trustees are to wind up the affairs of the trust, to pay all trust obligations, and then (a) to distribute all remaining moneys to the certificate holders and (b) to convey back to Lake Superior, or its successors or assigns, all remaining property other than money. In 1913 Lake Superior transferred to Great Northern [Railway] whatever interest Lake Superior had in the trust. Through merger in 1970, Burlington Northern, Inc. ... acquired whatever interest Great Northern [Railway] as successor of Lake Superior had in the trust.

            9.     The instrument creating the Trust is the Great Northern Iron Ore Properties Trust Agreement, dated December 7, 1906 (“Trust Agreement”). The Trustees administer the Trust pursuant to its terms.

            10.     The Trust’s 1.5 million certificates of beneficial interest (shares) are owned by the Trust’s income beneficiaries (“Certificate Holders”) and traded on

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

the New York Stock Exchange (“NYSE”). Thus the Trust is subject to the regulatory, governance and filing requirements of the Securities and Exchange Commission (“SEC”).

            11.     The settlor of the Trust, Lake Superior Company, Limited (“Lake Superior”) retained a reversion interest in the Trust’s non-cash assets.

            12.     After Burlington Northern, Inc. (“Burlington Northern”) acquired Lake Superior’s reversion interest in the Trust in 1970, the reversion interest was transferred as follows:

a. In 1988, Burlington Northern assigned its reversion interest to Meridian Minerals Company, a wholly-owned subsidiary of Burlington Resources, Inc. (“Burlington Resources”).

b.     In 1995, through a merger of Meridian Minerals Company and Glacier Park Company, another wholly-owned subsidiary of Burlington Resources, Glacier Park Company became the surviving entity and successor in interest to the reversion interest.

c. In March 2006, the current Reversioner, Glacier Park Company became a wholly-owned subsidiary of ConocoPhillips Company (“ConocoPhillips”) through the latter’s acquisition of Burlington Resources.

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

            13.     The Trust is governed by the common law of trusts and successive estates.2 It is elementary that the Trustees have a fiduciary duty of impartiality to balance the interests of the income beneficiaries and the reversionary beneficiary.

Trust Operations and Management

            14.     The management of the Trust is vested in the Trustees, while its day-to-day operations are overseen and managed by the President of the Trustees and Chief Executive Officer of the Trust, Joseph S. Micallef. The Trust’s Vice President, Secretary and Chief Financial Officer, Thomas A. Janochoski, assists Mr. Micallef in the execution of his duties, as does the Trust’s Manager of Mines and Chief Mine Engineer, Roger P. Johnson.

            15.     Mr. Janochoski manages a financial and accounting staff of three in the Trust’s business office in St. Paul, Minnesota; Mr. Johnson manages an engineering and mine inspector staff of five in its engineering office in Hibbing, Minnesota.

            16.     The Board of Trustees is comprised of four individuals who are charged with its oversight. Its duties include the regular review of information regarding trust liquidity and operations, and of the attendant risks. As part of its

2 In re Trust Known as Great Northern Iron Ore Properties (“Great Northern II”), 263 N.W. 2d 610, 619-21 (Minn. 1978).

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

charge, the Board receives and responds to regular reports from management on areas involving operational, financial, legal, regulatory, and strategic risk to the trust.

            17.     The current Trustees’ years of service to the Trust and their current management and Board Committee Chair responsibilities are as follows:

Trustee	Current Management and Board Committee Chair Responsibilities	Total Years of Service to Trust

Joseph S. Micallef	Trustee since 1976	38 years
President of the Trustees
and Chief Executive Officer
of the Trust (since 1999)
Chair, Compensation
Committee
Chair, Pension Committee

Roger W. Staehle	Trustee since 1982	32 years

Robert A. Stein	Trustee since 1982	32 years
Chair, Audit Committee
(since 1999)

James E. Swearingen	Trustee since 2009	5 years

            18.     The Trust’s real property includes varied fee (surface and/or mineral) and ownership percentage interests in approximately 67,000 acres in St. Louis and Itasca Counties in northeastern Minnesota. Title to this real property is held in the individual names of the Trustees as fiduciaries of the Trust. A little over 20% of this acreage (12,033 of the 67,000 acres) represents mineral interests on the

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

Mesabi Iron Range formation. Of those 12,033 acres, 9,895 acres are under lease to steel and mining companies that mine them for taconite iron ore. The remaining 2,138 acres are unleased.

            19.     The Trust’s business primarily involves the leasing and maintenance of these mineral and nonmineral property interests. Apart from royalties received from the Trust’s recent leases with a company that mines the Trust’s old natural ore tailings basins, the Trust’s principal source of income is comprised of royalties from taconite mining and from mineral leases. “Earned royalties” are based on the taconite tonnage mined from the Trust’s lands applied to a royalty rate defined in the various agreements with the Trust’s lessees. Certain leases have “minimum royalty” provisions that require the lessee to remit to the Trust current year rental or minimum royalty income for holding the leasehold interest. With regard to the latter, the only accumulated minimum royalty that will remain after the Trust’s termination date is the Gray Annex lease in the amount of $4,000.00.

            20.     After payment of and provision for expenses, the Trust’s income is distributed on a quarterly basis to the Certificate Holders of record as determined by the Trustees. Pursuant to an election ordered by the Court and filed by the Trustees under Section 646 of the Tax Reform Act of 1986, as amended in 1988

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

(“Section 646”), the Trust has been taxed as a grantor trust (as opposed to a corporation) for federal and state income tax purposes since January 1, 1989. Because of this grantor trust status, the Certificate Holders are taxed on their allocable share of the Trust’s income regardless of whether the income is distributed.

            21.     The Trustees maintain sufficient cash reserves to pay or provide for any expenses or obligations that are allocable to the Certificate Holders during the term of the Trust and that may be allocable to the Certificate Holders during the wind-up period.

Trust’s Annual Accounts and SEC Filings

            22.     The Trust’s audited annual accounts (“Annual Report”) for all calendar years through 2013 have been approved, allowed and settled in all respects by this Court.

            23.     A copy of each calendar year’s Annual Report, together with notice of the Trust’s annual accounts hearing scheduled before the Court for approval of the Annual Report, is served on the Certificate Holders and the Reversioner, as is a copy of the Court’s Order approving each calendar year’s Annual Report.

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

          24.      Copies of the Trust’s quarterly Forms 10-Q and annual Form 10-K (the latter of which includes a copy of the Annual Report as an exhibit) are also reported to the Certificate Holders and the Reversioner once filed with the SEC.

          25.      All of the Trust’s SEC filings are available for review on the SEC’s website (www.sec.gov) under the symbol GNI. The Trust’s Annual Reports and Forms 10-Q and 10-K for a five-year period are also available for review on the Trust’s own website (www.gniop.com).

Principal Charges Account

          26.      As a result of litigation involving the Trust in Great Northern I and Great Northern II, the Minnesota Supreme Court held that the attorneys’ fees and costs incurred during the course of that litigation primarily concerned the disposition of Trust principal (the reversion interest) and, therefore, should be charged to it. 3

          27.      Following the decision in Great Northern III and the filing of a Petition for Instructions by the Trustees, on November 29, 1982, this Court ordered the creation and maintenance of an account designated as the “Principal Charges Account.” This account constitutes a first and prior lien of the Certificate Holders

3 In re Trust Known as Great Northern Iron Ore Properties (“Great Northern III”), 311 N.W.2d 488, 495 (Minn. 1981).

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

on any property transferable to the Reversioner and is payable to the Certificate Holders of record as of April 6, 2015.

          28.      The Principal Charges Account has four components: 1) the attorneys’ fees and costs chargeable to the reversion interest pursuant to Great Northern III; 2) costs of surface lands acquired under one of the Trust’s leases; 3) taconite shipment credits; and 4) asset disposition credits. Its balance as of December 31, 2013 was $4,788,510.

          29.      The final balance of the Principal Charges Account as of April 6, 2015, cannot be determined until final entries and calculations can be made for taconite shipments, surface land acquisitions and asset disposals. The Trustees and Reversioner agree that these cannot be completed until the first quarter of 2016.

          30.      An alternative for the Reversioner’s payment of the final balance of the Principal Charges Account, previously discussed by the Trustees and the Reversioner, includes applying royalties received by the Trust under its leases after April 6, 2015, that will accrue to the benefit of the Reversioner.

Trust Termination Date and Subsequent Wind-Up Period

          31.      Paragraph 17 of the Trust Agreement states:

Upon the expiration of the twenty (20) years next following the death of the last survivor of the before mentioned persons upon whose lives the said trust is limited, the trustees shall at once proceed to wind up the affairs of said trust. (Emphasis

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

supplied.) After paying or providing for all expenses or obligations of the trust they shall distribute ratably among the certificate holders all moneys remaining in their hands as such trustees, and shall convey and transfer unto the party of the first part, or its successors or assigns, all property, save said moneys, held by them under said trust.

And thereupon said trust shall cease.

          32.      The last survivor of the persons referenced above died on April 6, 1995, thus establishing the Trust’s termination date as April 6, 2015. As reflected in the language quoted in Finding 31, the Trustees are to “proceed to wind up the affairs of the trust” immediately thereafter.

          33.      Consistent with the foregoing direction under the Trust Agreement, the Trustees have taken a number of actions over the last 10 years in planning for an orderly and efficient winding up of the affairs of the Trust following its termination date of April 6, 2015. They have kept the undersigned apprised of the specifics regarding the winding-down process on an annual and detailed basis.

          34.      As part of this planning process:

a. Over the course of the last 5 to 10 years, the Trustees have enhanced the disclosures to the Certificate Holders to inform them of what will happen regarding their interest in the Trust as of April 6, 2015. In this regard, they have been informed that their shares will cease trading on the NYSE as of April 6, 2015, and that after

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

completion of the wind-down process and following payment of expenses and obligations incurred during that process, the Trust shall distribute ratably to them the net monies remaining in its treasury, along with the balance in the Principal Charges Account. All of these are subject to the final accounting and approval of this Court.

          In addition to the above, the Trustees have also provided the Certificate Holders with a hypothetical example of what the final distribution per share might be (without factoring in any expenses and obligations incurred through the Trust’s termination and wind-down process).

b.	Since 2007, the Trust has had a dedicated page on its website (www.gniop.com) that addresses the termination of the Trust.

c,

Over the last 3 to 4 years, the Trustees have discussed and exchanged information with the Reversioner, keeping it informed of the termination and wind-up process and of the plan for the eventual transition of the non-cash Trust property (most notably the Trust’s mineral properties and leases) to it.

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

d.

Since approximately 2006 the Trustees have identified the many tasks and actions that must be completed in advance of the termination date, in winding up the affairs of the Trust and of the reasonable amount of time required to do so. These identified tasks and actions have been summarized in a 28-page document referred to interchangeably as the “Trust Termination Timeline,” “Timeline,” “Wind-down plan” or “Wind-Up Plan” (hereinafter the “Wind-Up Plan”),

The Trustees’ Wind-Up Plan

          35.      Mr. Janochoski prepared an initial draft of the Wind-Up Plan, dated December 12, 2011, for discussion with the Trustees at their December 2011 Board meeting. This consisted of a 4-page executive summary chart reflecting an “estimated date to take action” for each of the identified tasks and actions from late 2011 through June 30, 2016, along with 24 pages of additional detail regarding each item on the summary (the “2011 Draft Wind-Up Plan”). The dates listed were not intended to represent actual deadlines.

          36.      Given the uncharted territory of winding up this trust, the 2011 Draft Wind-Up Plan was necessarily a preliminary, fluid document for discussion and planning purposes. It was intended to be revised over time as the Trust

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

approached its termination date and eventually finalized with Court guidance and approval. This is reflected in the footnote on page 4 of this Draft Wind-Up Plan:

General & Cautionary Summary Comments:

Matters requiring business judgment of the Trustees (rather than requirements of the Trust Agreement) should be addressed via an advance agreement with the Reversioner, along with the Court approval process through a Petition for Instructions prior to the termination date (possibly incorporating the Petition into the 2014 hearing of accounts or earlier). Many items above will require Court approval and/or Reversioner concurrence due to cutoff considerations and pro-rating income/expenses.

This “Trust Termination Timeline” memorandum was prepared as a preliminary guideline of the tasks anticipated to be undertaken to wind-down the Trust, as originally prepared in March 2006. It is not intended to be “final” and remains subject to change as deemed necessary.

This Timeline was updated in 2011 to add the following “detailed pages” [pages 5-28], cross-referenced by each “task” above.

(Ex. 10 at 4 (emphasis added).) With the exception of known regulatory filing dates, the “estimated date to take action” reflected on the 2011 Draft Wind-Up Plan was a targeted date to begin to take action. For example, the April 7, 2015 date for Task F-5 entitled “Deed properties to Reversioner (Trustees Deed) & record deed(s)” was to indicate the estimated date the deeds would be prepared, not the date for conveyance or delivery of the deeds to the Reversioner. The Trustees intended the actual conveyance or delivery of the deeds to be accomplished after the wind-up period and with Court guidance and approval.

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

The Court informally reviewed the 2011 Draft Wind-Up Plan with the Trustees in January 2012. The Trustees also provided a copy to the Reversioner and discussed it with that entity.

          37.     Mr. Janochoski prepared an update to the 2011 Draft Wind-Up Plan, dated May 19, 2014 (“May 19 Draft Wind-Up Plan”), a copy of which was given to the Reversioner for its review on the same day. He refined this plan (“September 3, 2014 Wind-Up Plan” or “Wind-Up Plan”) for filing with the Trustees’ Petition for Instructions in which they requested the Court’s guidance and approval of a reasonable time period in which to wind up the affairs of the Trust.

          38.     The footnote on page 4 of both the May 19, 2014 Draft Wind-Up Plan and the September 3, 2014 Wind-Up Plan was substantially similar to that found on page 4 of the 2011 Draft Wind-Up Plan and specifically stated that each plan “is not intended to be ‘final’ and remains subject to change as deemed necessary.” (Compare Ex. 7 at p. 4, and Ex. 8 at p. 4, with Ex. 10 at p. 4.)

          39.     As the Trust approached its termination date and additional information became available, the May 19 Draft Wind-Up Plan and September 3 Wind-Up Plan incorporated more refinements to reflect the “the Actual or Estimated dates to take action” in 2014, 2015 and 2016. Some of the dates in 2016 are reflected as “TBD” (defined as “date to be determined with Court

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

guidance and approval”) to allow the Court flexibility in determining a reasonable time period for the Trustees to wind-up of the affairs of the Trust and before a final accounting could be filed with and approved by the Court.

           40.      Both Mr. Janochoski and Professor/Trustee Stein testified that the Trustees are committed to carrying out their fiduciary duty of winding up the affairs of the Trust and independently serving the beneficiaries in doing so. It is clear to this Court, which has supervised the Trust since 2003, that there is no intention to stretch out the wind-up process or interest in prolonging the Trust.

The Trustees Require Possession and Control of the Trust’s Assets, and all its Books and Records during a Reasonable Wind up Period.

           41.      The Trust Agreement requires the Trustees to “proceed at once to wind up the affairs” of the Trust after April 6, 2015 (the “wind-up period”).

          42.     During this wind-up period, the Trustees must carry out their fiduciary duty to all beneficiaries of the Trust—both the Certificate Holders and the Reversioner—so that they are all treated fairly and equitably. As Trustee and Audit Committee Chair Robert Stein testified, the interests of these beneficiaries are not identical and the Trustees need to retain possession and control of the Trust’s assets until the Trustees can “ascertain a final accounting as between the classes of beneficiaries” and file accurate and full audited financial reports of their

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

accounts with the Court for approval.

          43.     During the wind-up period, the Trustees must pay or provide for all expenses and obligations of the Trust before final distributions can be made to the Certificate Holders and the non-cash Trust properties can be conveyed and transferred to the Reversioner. In order to pay or provide for all expenses and obligations of the Trust, the Trustees must have sufficient time to determine exactly what the Trust’s expenses and obligations are after the termination date in order to either pay them or set aside funds to provide for them.

          44.     The testimony of Mr. Janochoski (CFO of the Trust), Mr. Johnson (the Trust’s Manager of Mines and Chief Mining Engineer), Stephen Stenbeck (audit partner with Ernst & Young, the Trust’s outside independent auditors), and Timothy Quinn (the Trust’s pension counsel) at the October 7 hearing, and that of Professor/Trustee Stein at the November 24 hearing highlighted the myriad tasks and actions that must be completed during the wind-up period before this Trust can see the sunset. Among them are the following:

                    a.     Allocation of Net Royalty Income for 2015 between Certificate Holders and Reversioner. All of the Trust’s mineral and tailings leases will require a period of time after April 6, 2015 (typically, following the close of that quarter), to secure mining cutoff as of April 6, 2015, and complete calculations of the net

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

royalty income (royalty revenue less expenses) accrued before April 7, 2015 (and allocable to the Certificate Holders) and after April 6, 2015 (and allocable to the Reversioner). However, the calculation for one lease that accounts for approximately one-third of the Trust’s current annual production (the Ontario-50% lease) cannot be completed until the end of January 2016 due to year-end weight recovery percentage calculations required under that lease.

               b.     Updating Shipment and Reserve Records as of April 6, 2015. The Trust’s records of shipments and taconite pellet reserves under its mineral leases are updated at the end of the calendar year. Most of the updates for the leases are estimated to be completed by mid-January 2016. However, the update for one, the Russell Annex lease, cannot be completed until mid-January 2016 due to year-end weight recovery percentage calculations required under that lease.

               c.     Updating Tailings/Stockpile Records as of April 6, 2015. With a cutoff date of April 6, 2015, the Trust’s tailings basin and taconite stockpile records must be updated under the Trust’s leases. This is estimated to be completed in January 2016.

               d.     Principal Charges Account. The final balance of the Principal Charges Account as of April 6, 2015, cannot be determined until final entries and

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

calculations can be made after that date for taconite shipments, surface land acquisitions and assets disposals, a task estimated to be completed during the first quarter of 2016.

               e.     Real Estate Taxes. The Trust will be required to account for and reallocate actual real estate tax expenses for calendar year 2015 (the tax statements for which will not be received until March or April of 2016). This task is estimated to be completed sometime in the spring of 2016 (the Trust will “true up” the actual statements with the prior year accrual in allocating the real estate tax expense for 2015 between the Certificate Holders and the Reversioner).

               f.      Pension Plan Termination and Liability. The defined benefit pension plan (“pension plan”) covering the Trust’s current and retired employees will be terminated on April 1, 2015. This will require the completion of a number of tasks and actions, including regulatory filings with the Internal Revenue Service and the U.S. Department of Labor, the calculation of and arrangement for annuities for the payment of retirement benefits under the pension plan, and the provision for any final required contribution to fund the pension plan. While the entire pension plan termination process is estimated to extend into October 2016, the Trustees will consult with pension counsel and the actuary for the

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

pension plan to estimate and reserve sufficient funds to provide for this obligation of the Trust.

               g.     Trust’s Tax Returns. Subject to any unforeseen issues, the Trust’s filing of its final federal and state income tax returns is expected to be completed by February 15, 2016.

               h.     Final Accounting for Court Approval. As in the past (and unless unforeseen issues arise), it is expected that the Trustees will have audited financial accounts prepared for the calendar year 2015 and that the audit will be completed in February 2016. The Trustees expect to be able to file a final accounting with the Court for its approval soon after and have requested the Court’s guidance in estimating a date for that filing

               i.     Final Distributions to Trust Beneficiaries and the Trustees’ Discharge. The Trustees have also requested the Court’s guidance in approving (1) the Trustees’ final distributions and conveyances to the Certificate Holders and to the Reversioner and (2) the Trustees’ discharge from their fiduciary duties.

          45.     The completion of the above tasks and actions:

               a.     Requires that the Trustees retain possession and control of the Trust’s assets during the wind-up period. As Mr. Janochoski and Mr. Johnson testified, the Trustees must retain possession and control of the Trust’s cash and

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

non-cash assets (inclusive of the Trust’s mineral properties and leases) during a reasonable wind-up period. This will ensure both the continued access to the properties and lessees and the authority and ability to independently verify compliance with the Trust’s mineral and tailings leases (inclusive of the calculation of royalty income and expenses before and after the Trust’s termination date and the updating of the Trust’s shipment, reserves, tailings and stockpile records). Mr. Janochoski also testified that the post-April 6, 2015 net revenues from the non-cash Trust property would be needed to cover the expenses incurred during the wind-up process that are allocable to the Reversioner.

               b.      Requires that the Trustees maintain possession and control of the books and records reflecting the Trust’s pre-April 7, 2015 and post-April 6, 2015 operations and allocations of income and expenses. Both Mr. Stenbeck and Trustee Stein testified that maintaining possession and control of the Trust’s books and records is imperative for the preparation and completion of independently audited financials for calendar year 2015. (Oct. 7 Tr. 202:17-23)

               c.     Directly impacts the Trustees’ ability to ascertain a final accounting as between the Certificate Holders and the Reversioner. Mr. Stenbeck and Trustee Stein testified as to the importance of having independently audited

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

financials in preparing and filing the Trustees’ final accounting with the Court for approval. This necessarily requires the Trustees’ continued possession and control of the Trust’s assets and books and records during the wind-up period. Mr. Janochoski and Mr. Johnson also testified regarding the tasks required to be completed after April 6, 2015, in ascertaining a final accounting between the Certificate Holders and the Reversioner (including the calculation of royalty income and expenses before and after the Trust’s termination date and the updating of the Trust’s shipment, reserves, tailings and stockpile records). The Court finds it reasonable that the Trustees continue to possess and control the non-cash Trust property until the accounting can be finalized.

          46.     The Reversioner has offered to provide the Trustees with access to the non-cash Trust property (most notably the Trust’s mineral properties and leases) and financial information regarding that property if the Reversioner obtains immediate possession, management and control as of April 7, 2015. However, it is fundamental that the Trustees cannot delegate their fiduciary duty to one beneficiary to account for the fair and equitable allocation of Trust assets between classes of beneficiaries.

          47.     The Certificate Holders are entitled to all royalties from the taconite mined from the Trust’s properties before April 7, 2015. If the Reversioner

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

obtained possession and control of the Trust’s assets, including the Trust’s mineral properties and leases, immediately after the Trust termination date, the Reversioner would control assets, including mined taconite, the royalties for which belong to the Certificate Holders. As Trustee Stein testified:

In my view this is quite a unique trust and I have not in my experience encountered a trust quite like this one. But we want to be sure that the trustees’ fiduciary duties are carried out to all of the beneficiaries. And I have a concern that if some of the assets are actually under the control of one class of beneficiaries before we have an opportunity to determine all of the final allocations between the classes, that that would be a violation of our fiduciary duty.

(Nov. 24 Tr. 164:5-15.)

               The Court shares that concern.

          48.     Trustee Stein testified that he was not aware of any trust, no matter how simple or complex, where the trust property is immediately turned over to a beneficiary upon termination of the trust, stating that:

In my experience there is always a wind-up period after the trust comes to a conclusion, at least in my experience. And, of course, that was the experience of the settlor of this trust and his attorney because it’s recorded in the trust instrument that there should be a wind-up period.

(Nov. 24 Tr. 165:4-9.)

          When the Court asked Trustee Stein whether he knew of any other trust with issues similar to those in this case, he responded that:

           I’ve talked about this trust in groups of individuals who are more

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

involved in trusts than anyone in the country, the people that are reporters for the restatements of trusts and other places, and they all shake their heads and say they’ve never seen a trust like this.

And it was set up uniquely by James J. Hill as part of the political circumstances of the times to avoid a federal statute that was passed. So it’s—I’m sure it’s sui generis and there’s really no other trust like it. (Nov. 24 Tr. 191:1-12).[4]

           49.     The deeds to the non-cash Trust property can be dated as of April 7, 2015, and held in escrow during the wind-up period and until the Court approves the delivery of the deeds to the Reversioner.

           50.     To the extent the Trust’s obligations for some of the wind-up tasks and actions can be determined during the wind-up period, the Trustees can reserve funds and file an interim or final accounting with the Court for approval of the reserves and any interim or final distributions to the beneficiaries.

The Trustees’ Communications and Cooperation with the Reversioner

           51.     In preparing for the Trust’s termination date and subsequent windup period, the Trustees had numerous communications and discussions with representatives of ConocoPhillips to facilitate the eventual smooth transition and transfer of the non-cash Trust property to the Reversioner. The trustees kept the Court apprised of these communications, and a summary of them for the period March 2012 through September 2014 is found in Exhibit 9.

4 Professor/Trustee Stein’s Curriculum Vitae (Ex. 45) testifies to his stature in the area of trusts and estates. The fact that he knows of no other trust like it should speak volumes to those learned in the law.

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

          52.     Soon after informal discussions with the Court in January 2012 regarding the 2011 Draft Wind-Up Plan, Mr. Micallef set up a meeting with representatives of ConocoPhillips to discuss the termination date and the 2011 Draft Wind-Up Plan. The meeting took place March 26, 2012 and was attended by Messrs. Micallef and Janochoski and the following ConocoPhillips representatives: Donald Hrap (President of Lower 48 Americas Production and Exploration), Jim Carlton (a land manager), James Vaiana (attorney) and George Vaughan (Director of Corporate Strategy).

          53.     At this meeting, Mr. Micallef explained to the ConocoPhillips representatives the nature of the Trust and the fact that the Trustees have a duty of impartially balancing the interests of the Certificate Holders and the Reversioner. He informed them that there would be a wind-down period which would likely last until mid-to-late 2016 to execute all the wind-down tasks. The ConocoPhillips representatives expressed no concerns during the meeting, at the conclusion of which Mr. Micallef invited them to visit the Trust’s offices in Minnesota.

          54.     After the meeting, ConocoPhillips informed the Trustees that the primary contacts for ConocoPhillips regarding matters involving the Trust would be Brett Butterfield and Robert McLelland. The latter asked the Trustees for

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

information regarding the trust and copies of lease summaries, all of which were given him.

          55.     In August 2012, Mr. Butterfield and Mr. McLelland visited the Trust’s mining offices in Hibbing, Minnesota. In addition to the meeting materials and the information provided in the presentations by Mr. Johnson and his staff, the Trustees provided Mr. Butterfield and Mr. McLelland with the Trust’s ownership books (which detail the Trust’s properties and leases) and maps.

          56.     Thirteen months later, Mr. Butterfield contacted the Trustees and requested to meet with Mr. Micallef to discuss Trust termination matters. During that 13-month period, the Trustees had been informed that ConocoPhillips was exploring options of whether to retain the Reversioner’s interest in the Trust. The Trustees did receive some requests for information during that time period from Mr. McLelland (including requests for copies of leases, land records, insurance information, and additional maps) and, in April 2013, Mr. Janochoski, Mr. Johnson and some of the Trust’s Hibbing office staff met with Mr. McLelland at the annual mining symposium in Duluth, Minnesota.

          57.     The meeting requested by Mr. Butterfield in September 2013 took place on December 3, 2013, in the Trust’s St. Paul offices. At that meeting:

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

                    a.     Mr. Butterfield discussed some options ConocoPhillips had been considering for the transfer of the non-cash Trust property to the Reversioner—one of which was the creation of a limited liability company (LLC) by the Trustees to facilitate the eventual transfer of the non-cash Trust property to the Reversioner.

                    b.     In making the LLC proposal, Mr. Butterfield indicated that he thought that Great Northern Iron Ore Properties was a corporation. Mr. Micallef explained that it was a trust and that the lands are held in trust.

                    c.     Mr. Butterfield also raised the topic of having the current Trust employees become employees of ConocoPhillips as of April 7, 2015, due to an issue related to the Trust’s pension plan that he understood would prohibit the employees continuing to be employed by the Trust after the Trust termination date. Mr. Micallef explained that the Trustees would need the Trust staff to assist them during the wind down period after April 6, 2015.

                    d.     At the conclusion of the meeting, Mr. Micallef stated that both of Mr. Butterfield’s proposals (creation of an LLC and ConocoPhillips’ future employment of the Trust staff) required further review by the Trustees and Trust counsel and agreed to get back to him after having had an opportunity to do so.

          58.     At the Trustees’ request, Trust counsel provided them with an

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

analysis of and recommendations regarding Mr. Butterfield’s proposals in a letter dated March 17, 2014, a copy of which was forwarded to Mr. Butterfield by Mr. Micallef by letter dated March 19, 2014. Trust counsel’s March 17, 2014 letter summarized Mr. Butterfield’s proposals as follows:

As requested, we have completed a review of the recent proposals made by ConocoPhillips (“COP”) regarding the Trust’s termination date of April 6, 2015, and subsequent wind-down period. To facilitate the eventual transfer of the Trust’s non-cash assets to COP as the reversioner, COP has proposed that the Trustees create a separate entity upon termination of the Trust and transfer the Trust’s non-cash assets to that new entity. It is our understanding that the proposed new entity would be a limited liability company (“LLC”) and that the ownership interests in the LLC would be held by the Trustees and later transferred to COP following the wind-down of the Trust (and, presumably, after the approval of the Court). To address what it believes to be a pension plan issue for the current Trust employees, COP has also proposed that the Trust employees become employees of COP effective April 7, 2015, and that some type of “services agreement” be entered into between COP and the Trustees to provide for the Trustees’ supervision and direction of the employees during the Trust’s wind-down period.

(Ex. 12.)

          59.     Given the potential tax and legal issues raised by Mr. Butterfield’s LLC proposal, Trust counsel recommended the establishment of an escrow type of arrangement (with Court approval) to accomplish the same result (i.e., facilitating the transfer of the Trust’s non-cash assets to ConocoPhillips after the wind-down of the Trust). In making this recommendation, Trust counsel also enclosed with the March 17, 2014 letter a copy of paragraph 17 of the Trust Agreement and a

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

copy of the 1988 Order that had been issued in conjunction with the Trust’s Section 646 election, noting that “[c]larification of the Trustees’ authority and responsibilities during the wind-down period will be an integral part of the issues addressed with the Court at the June 30 hearing” that was scheduled to “request the Court’s review and approval of the Trust’s termination and wind-down plan [inclusive of a request] for the Court’s guidance and approval [of] the time and manner of transferring the non-cash assets to [ConocoPhillips].” (Ex. 12.)

          60.     In reviewing Mr. Butterfield’s proposal regarding the Trust’s employees, Trust counsel confirmed that there would not be any prohibition in continuing the employment of the current Trust employees after the Trust termination date and that an employee consent form was required for any disclosure of personal employee information (including résumés) to ConocoPhillips. After obtaining the requisite consent forms from the Trust employees, Mr. Micallef forwarded copies of the résumés to Mr. Butterfield on May 1, 2014. ConocoPhillips also later requested job descriptions for the Trust employees and a summary of their current compensation and benefits. The Trust provided these on May 9, 2014, and June 23, 2014, respectively. With the understanding that the Trustees would need the assistance of the current Trust

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

employees during the wind-up period, ConocoPhillips was given permission to discuss future employment opportunities with the employees.

          61.     In April 2014, Mr. Janochoski met with Mr. McLelland and ConocoPhillips’ real estate attorney, Megan Anderson, at the annual mining symposium in Duluth, Minnesota, and reviewed with them some of the documents the Trust had prepared relating to the Trust’s Wind-Up plan.

          62.     On May 2, 2014, Colorado attorney Gerald Schissler, outside counsel to ConocoPhillips, advised the trust that his client had retained Stephanie Ball, a Duluth attorney, as Minnesota local counsel. At that time, Mr. Janochoski was in the process of updating the 2011 Draft Wind-Up Plan, which resulted in the May 19 Draft Wind-Up Plan.

          63.     By letter of May 12, 2014, Mr. Schissler proposed to Trust counsel ConocoPhillips’ various agreements based on its position that the Reversioner:

(a) “will, by operation of law, be the absolute owner” of the non-cash Trust property as of 11:59 p.m. on April 6, 2015;

(b) “will take over active management of the property that passed to Reversioner by operation of law as aforesaid” at 12:00 a.m. on April 7, 2015 (defined as “Day One”); and

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

(c) “shall have full ownership and exclusive use of the name Great Northern Iron Ore Properties” effective Day One.

          Mr. Schissler’s use of the phrases “by operation of law” and “absolute owner” in his May 12, 2014 letter mirrors the use of those phrases in paragraph 2.c. of the 1988 Order that had been forwarded to Mr. Butterfield with Mr. Micallef’s letter of March 19, 2014.

          64.     On May 19, 2014, Mr. Butterfield was forwarded a copy of the Trust’s May 19 Draft Wind-Up Plan. On May 29, 2014, Mr. McLelland spoke with Messrs. Micallef, Janochoski, and Butterfield. Mr. Butterfield propounded the Reversioner’s position that it comes into full ownership of the non-cash Trust property on April 7, 2015. Mr. Micallef disagreed with that position, maintaining that the Trustees had the duty to manage the Trust’s properties during the wind-down period and until they are discharged by the Court. Noting that there was a fundamental difference of opinion regarding this issue, Mr. Micallef told Mr. Butterfield that he had already asked Trust counsel to prepare a legal memorandum that he would be willing to share with him.

          65.     On June 3, 2014, Trust counsel sent the Trustees the requested memorandum that addressed their powers, duties, responsibilities and authority upon termination of the Trust and winding up the affairs of the Trust pursuant to

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

the Trust Agreement and under Minnesota trust law and general trust law principles. A copy was forwarded to Mr. Butterfield the same day.

          66.     On July 15, 2014, the Reversioner provided Messrs. Micallef and Janochoski a July 7, 2014 responsive memorandum from its counsel.

          67.     Shortly after this, the parties informed the Court that they were unable to resolve the issues. After reviewing their letters summarizing the unresolved issues, the Court requested that a formal hearing be scheduled.

          68.     In addition to the above matters addressed with the Reversioner regarding its reversion interest in the Trust, the Reversioner made a number of other requests and inquiries, to which the Trustees have responded in a timely and cooperative basis. Included among these additional requests are:

                    a.     A request for a Phase I environmental site assessment of the Trust’s mineral and nonmineral properties (“Phase I study”). The Reversioner initially requested that the Phase I study proceed at once based solely on its July 15, 2014 letter. However, after consulting with Trust counsel, the Trustees required a formal access agreement to proceed with this study and asked that Trust counsel draft the access agreement The access agreement was finalized with the Reversioner and the Phase I study was started September 8, 2014, with

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

the full assistance and cooperation of Mr. Johnson and the Trust’s Hibbing office staff.

                    b.     Numerous requests from Mr. McLelland for assistance, information and guidance regarding the Trust’s properties as well as the Reversioner’s non-Trust properties located on the Mesabi Iron Range.

                    c.     Requests for insurance, pension plan and financial information.

The Reversioner’s Position and Testimony at November 24, 2004 Hearing

          69.     In support of its position that it is entitled to immediate possession, management and control of the non-cash Trust property as of April 7, 2015, the Reversioner presented testimony at the November 24, 2014 hearing from Mr. Butterfield and another ConocoPhillips employee, George Vaughan. (Mr. Vaughan had attended the March 26, 2012 meeting in Houston, Texas.)

          70.     At the November 24, 2014 hearing, Mr. Vaughan testified:

                    a.     Regarding representations that he recalled being made (or not being made) by Mr. Micallef and Mr. Janochoski at that meeting and indicated that “[ConocoPhillips] would have objected right there” if the representation had been made that title would not pass or that the Trustees would continue to manage and control the noncash properties after April 6, 2015.

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

                    b.     That based on the information provided at the March 26, 2012 meeting, it was his “view that we would get title to the assets, and also all the leases that are associated with those would be transferred at the same point.”

          71.     Mr. Janochoski testified that Mr. Vaughan’s view of the meeting did not match the information that he and Mr. Micallef had presented there and that it conflicted with the actual topics discussed with ConocoPhillips. Among those topics: 1) the option of applying royalties received by the Trust after April 6, 2015, to pay off the balance of the Principal Charges Account and 2) the discussion of setting up separate accounts to allocate royalty income and expenses to the Certificate Holders through April 6, 2015, and to the Reversioner thereafter. Mr. Janochoski emphasized that the Trustees expected to have possession and control of the properties, and that that was the plan presented the Reversioner.

          72.     Mr. Butterfield was not in attendance at the March 26, 2012 meeting, but stated that he was identified in April 2012 as the point person and primary person in charge for ConocoPhillips in matters relating to the Reversioner’s interest in the Trust. He also confirmed that Mr. McLelland and he were the primary persons to communicate with the Trustees after April 2012.

          73.     ConocoPhillips, the largest oil and gas operation in the world, has

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

19,200 employees and substantial leasehold and mineral properties in the continental United States. Glacier Park Company, the Reversioner, is a wholly-owned subsidiary of Burlington Resources, which, in turn, is a wholly-owned subsidiary of ConocoPhillips.

          74.     ConocoPhillips and its subsidiaries possess substantial properties within the state of Minnesota, to-wit: 66,486 acres of leased and unleased mineral property on the Mesabi Iron Range. These are owned independently from the Reversioner’s interest in the Trust. Mr. Butterfield described his past work experience at ConocoPhillips relating to ownership and management and control of properties similar to the non-cash Trust property. He professed familiarity and experience with “processes and accounting events” such as adjustments to royalty payments (minimum royalties and regular royalties) and year-end true-ups for production, sales and related revenue that are usually completed in the first quarter of the following year. In this regard, Mr. Butterfield’s testimony supports the time required for the Trustees to complete an accurate accounting of the Trust’s obligations as between the Certificate Holder’s and the Reversioner.

          75.     Mr. Butterfield described his experience and familiarity with corporate acquisitions and transactions and spoke of the Reversioner’s right to receive the non-cash Trust property (and the books and records related to it) in

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

that context. However none of this information is relevant to trusts or to trust accounting. Mr. Butterfield’s experience is related to corporate acquisitions and sales, not to trusts and trust assets. As pointed out in Trustee Stein’s testimony, the “trustees are not a separate corporation that has these assets ... [they] hold assets for the beneficiaries and they need to retain those assets until they receive a final determination.”

          76.     A significant portion of Mr. Butterfield’s testimony centered on the conclusion he reached regarding the Reversioner’s interest in the non-cash Trust property back in April 2012 when ConocoPhillips first assigned him primary responsibility for the Reversioner’s interest. Despite some confusion regarding what he had actually reviewed in April 2012 in reaching his conclusion, Mr. Butterfield stated that he had concluded that, as of 11:59 p.m. on April 6, 2015, the Reversioner became the “absolute owner” of the non-cash Trust property and would have “the use, management and control of those assets, including the revenue derived from those assets from that point forward.” Ultimately, he testified that he relied upon a 1988 Stipulation related to the Trust’s Section 646 election5 that used the term “absolute owner” and upon his review and interpretation of paragraph 17 of the Trust Agreement with specific emphasis on

5 Not the 1988 Order resulting from the 1988 Stipulation, as he had originally testified.

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

the phrase “or providing for all expenses and obligations of the trust” within the context of his review of the 2011 Draft Wind-Up Plan.

          77.      In light of the topics raised by Mr. Butterfield at his meeting with Messrs. Micallef, Janochoski, and Johnson on December 3, 2013, and Mr. Micallef’s March 19, 2014 letter responding to those topics, Mr. Butterfield’s testimony is inconsistent with the record.

          78.      Mr. Butterfield also testified as to his surprise in learning “for the first time” during his May 29, 2014 telephone call with Messrs. Micallef and Janochoski that the Trustees would continue to possess, manage and control the non-cash Trust property after April 6, 2015. He testified that “[we] had no indication up to that point that they would want to continue to use, operate and control those assets.” This testimony is inconsistent with the record, as reflected below:

                    a.      In February 2014, the Reversioner received a copy of the

Trust’s Annual Report for calendar year 2013, which states, in relevant part:

The wind-down process of the Trust is anticipated to extend into the calendar year following its termination date in order to complete the various year-end audits, court and regulatory filings, tax returns, conveyances of non-cash properties to the reversioner, etc., relative thereto. Subject to the guidance and approval of the Ramsey County District Court and assuming the wind-down process with the reversioner proceeds efficiently and that no other complications arise during this time period, we anticipate the wind-down process,

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

final distribution and dissolution of the Trust will be completed by the end of 2016.

                    b.     At approximately the same time, the Reversioner also received a copy of the Trust’s Form 10-K for calendar year 2013, which also includes the above statement.

                    c.     Mr. Butterfield’s requests at the December 3, 2013 meeting, and his receipt of Mr. Micallef’s March 19, 2014 letter and enclosures, call into question the accuracy of Mr. Butterfield’s testimony.

          79.      Mr. Butterfield also testified that, before the October 7 hearing, the Trustees had never provided him with an explanation as to why they needed to retain control of the non-cash Trust property and the books and records related to that property. This testimony is inconsistent with the record before the Court, including:

a.

Mr. Micallef’s March 19, 2014 letter to Mr. Butterfield (which discusses Mr. Butterfield’s LLC request as a means of facilitating the transfer of the non-cash Trust property to the Reversioner “following the wind-down of the Trust”);

b.	Trust counsel’s June 3, 2014 memorandum that was provided to Mr. Butterfield and which specifically addresses the Trust’s tasks required to be completed during wind-up period relating to the

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

reversionary interest and the Trustees’ continued management of the non-cash Trust property “until the wind-up period is complete, all Trust assets have been distributed, and the Court has approved the Trust’s accounts and discharged the Trustees”;

c.

the dueling memoranda of both Reversioner’s counsel (July 7, 2014) which responded to the June 3, 2014 memorandum of the trust, as well as Trust counsel’s July 24, 2014 informal letter to the Court, a copy of which was provided to the Reversioner and responded to by the Reversioner’s counsel on July 31, 2014.

          80.      Mr. Butterfield testified that ConocoPhillips had taken a number of actions based on its understanding that the Reversioner would receive the immediate possession, management and control of the non-cash Trust property as of April 7, 2015. Among these actions was the formation of an internal 27- person team, completion of a Phase I study, and preparation of a transition plan. Mr. Butterfield testified that if the Reversioner did not receive immediate possession, management and control of the non-cash Trust property (and the associated books and records) as of April 7, 2015, ConocoPhillips would (i) need to redo the Phase I study, (ii) be harmed if it was not able to meet its external reporting requirements, (iii) be subject to potential shareholder claims, and (iv)

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

be subject to potential third-party liability claims). The Reversioner offered no evidence to support its potential exposure to these costs or risks. With regard to Phase I study, the record reflects that ConocoPhillips insisted on proceeding with the study even after it was aware of the issues now pending before this Court. Regarding any external reporting requirements, Mr. Butterfield confirmed that Glacier Park Company’s current revenue from its other properties on the Mesabi Iron Range is not directly reported on its SEC filings and is a “below the line” item. In any event, the Trustees have already stated that they will provide the Reversioner with whatever financial information it needs to meet its internal and external reporting requirements.6 Finally, with regard to any potential third-party liability, the Trustees’ Wind-Up Plan prudently and appropriately provides for the continuation of any necessary liability insurance coverage during the wind-up period.

Attorneys’ Fees and Other Expenses Related to Trust Termination and Wind-Up Process

          81.     Since December 2013, the Trustees, their staff and counsel have spent a significant amount of time responding to requests made on behalf of the Reversioner. This time is in addition to that required to (i) address issues raised by

     [6] In this regard, it is noted that ConocoPhillips incorporated by reference and attached Burlington Resources’ audited financial statements in complying with its SEC filing requirements to report its $17+ billion acquisition of Burlington Resources (which included Glacier Park Company) in 2006.

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

the Reversioner in its Petition and its Objections and Memorandum, (ii) to prepare for the October 7 and November 24 hearings, and (iii) to prepare post-hearing submissions.

          82.      Mr. Janochoski testified at the October 7 hearing that the attorneys’ fees incurred by the Trust from December 2013 through August 2014 totaled approximately $350,000. Of that amount, approximately $300,000 related to Trust termination matters. $200,000 to $220,000 of that related to the review and response to Reversioner’s requests. Since August 2014 the Trust has incurred significant additional attorneys’ fees in preparing for the October 7 and November 24 hearings, responding to the Reversioner’s Objections and Memorandum, and the post-hearing submissions—all predominantly related to issues raised by the Reversioner.

          83.      As for expenses and costs incurred by the Trust during the wind-up process, Mr. Stenbeck testified as to how such costs and expenses would be handled in preparing the Trust’s audited financial statements and Mr. Janochoski testified how the wind-up expenses and costs would be allocated and paid as between the Certificate Holders and the Reversioner.

Section 646 and the Court’s 1988 Order

          84.      Following two separate hearings before this Court regarding the

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

Trustees’ request for instructions and guidance in making a tax election available to the Trust under Section 646 of the Tax Reform Act of 1986, as amended in 1988(“Section 646”), the Court issued an Order on December 19, 1988, directing the Trustees to make the election on or before December 31, 1988 (“1988 Order”).

          85.      Paragraph 2 of the 1988 Order states in relevant part:

     2. Based upon the Stipulation filed herein and consistent with the Trust Agreement of the Trust and the Minnesota Supreme Court cases of [Great Northern I and Great Northern II], and not intended in any way to affect or impair the Trustees’ ability to administer the Trust pursuant to the Trust Agreement, the Court further finds:

* * *

           c. By mesne transfers from Lake Superior, the entire estate in reversion has vested in and is now held and owned by Meridian Minerals Company, a Montana corporation. This is a reversion no part of which has ever vested in the Trustees. At the expiration of the legal term estate all interest of the Trustees in the trust estate will be extinguished by exhaustion of the grant and the then reversioner (with or without any transfer or conveyance on the part of the Trustees) will, by operation of law, be the absolute owner of the entire property then in the hands of the Trustees other than that constituting part of the term estate and then in course of distribution to the term tenants pursuant to paragraph 17 of the Trust Agreement.

          86.      The Court’s records reflect that the language in paragraph 2.c. of the 1988 Order was intended to address and eliminate the Reversioner’s concerns regarding any unintended tax consequences to it as a result of the Court-ordered election under Section 646, either at the time of the election or upon the termination of the Trust.

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

          87. The Stipulation referenced in the 1988 Order makes it clear that the statements set forth in the Stipulation were

[I]ntended by the Trustees and the Reversioner to be in all respects consistent with the Trust Agreement and the Minnesota Supreme Court opinions in [Great Northern I and Great Northern II]. Moreover, this Stipulation is not intended in any way to affect or impair the Trustees’ ability to administer the Trust pursuant to the Trust Agreement.

CONCLUSIONS OF LAW

          Based upon the foregoing facts, the Court concludes:

          1.     The Petition for Instructions filed by the Trustees and Petition for Instructions filed by the Reversioner have been properly brought before the Court pursuant to Minnesota Statutes § 501B.16(23).

          2.     The Trustees have properly and appropriately requested the Court’s instructions and guidance regarding clarification of their powers, duties, responsibilities and authority over the Trust’s assets in winding up the Trust after its termination date of April 6, 2015, and in carrying out their fiduciary duty of impartially balancing the interests of the Certificate Holders and the Reversioner during a reasonable wind-up period.7 The Trustees have appropriately requested the Court’s instructions and guidance in fairly and equitably allocating the attorneys’ fees and other expenses and costs incurred in connection with the

7 See In re Trust Known as Great Northern Iron Ore Properties (Great Northern II), 263 N.W.2d 610, 622 (Minn. 1978) (“[T]he trustees may petition the district court for further instructions defining what is required to balance the equities of term and reversion with respect to any particular future decision in trust management.”).

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

Trust’s termination and wind-up process between the Certificate Holders and the Reversioner.8

          3.     This Trust is truly one of a kind, possessing certain characteristics described above that render it sui generis. This may account for its settlor having specifically provided for a wind-up period after the Trust’s termination date. Paragraph 17 of the Trust Agreement states:

Upon the expiration of the twenty (20) years next following the death of the last survivor of the before mentioned persons upon whose lives the said trust is limited, the trustees shall at once proceed to wind up the affairs of said trust. After paying or providing for all expenses or obligations of the trust they shall distribute ratably among the certificate holders all moneys remaining in their hands as such trustees, and shall convey and transfer unto the party of the first part, or its successors or assigns, all property, save said moneys, held by them under said trust.

And thereupon said trust shall cease.

The Minnesota Supreme Court has held that this paragraph of the Trust Agreement is unambiguous and directs that:

[U]pon the expiration of the 20 years following the death of the last survivor the trustees are to wind up the affairs of the trust, to pay all trust obligations, and then (a) to distribute all remaining moneys to the certificate holders and (b) to convey back to Lake Superior [the settlor of the trust], or its successors or assigns, all remaining property other than money.[9] (Emphasis supplied.)

8 See Great Northern III, 311 N.W.2d 488, 494 (Minn. 1981),
9 In re Trust Known as Great Northern Iron Ore Properties (Great Northern I), 243 N.W.2d 302, 305 (Minn. 1976) (emphasis added); see also Great Northern II, 263 N.W.2d at 617 (reaffirming that paragraph 17 of the Trust Agreement is unambiguous and addressing the intended meaning of the term “wind up” in the context of that paragraph).

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

As such, the Trust’s termination date must have arrived and the Trustees’ “winding up the affairs” of the Trust must be sufficiently completed before Trust obligations can be determined and any distributions or conveyances can be made to the beneficiaries. As Trustee Stein testified,

Until the [T]rustees know what each beneficiary is entitled to, it’s not possible to make an account or set aside funds for them. (emphasis supplied) ... If they know what the obligations are, they can make distributions to cover those, but they need to know what the rights of each of the beneficiaries are before they can set aside funds for them.

          4.     In carrying out their fiduciary duty of “winding up the affairs of the Trust,” the Trustees necessarily retain the powers granted them under the Trust Agreement throughout the wind-up period until a final accounting can be filed with and approved by the Court, all distributions can be made, and the Trustees have been properly discharged. 10

          5.     The determination of a “reasonable time” to wind-up the affairs of a trust depends on the facts and circumstances of the particular trust. 11 In this regard, Bogert, Trusts and Trustees § 1010 (a previous version of which was cited

10 See In re Trust Created under Agreement with McLaughlin (McLaughlin), 361 N.W.2d 43, 46 (Minn. 1985) (“Although terminated, the trust continues for a reasonable time during which the trustees have the power to perform acts necessary to wind up the trust.” (citing Mary F. Radford, George Gleason Bogert, and George Taylor Bogert, The Law of Trusts and Trustees § 1010 (3d ed. 2006) [hereinafter Bogert, Trusts and Trustees § 1010])); see also Govern v. Hall, 430 N.W.2d 874, 877-78 (Minn. Ct. App. 1988) (“The trust remains, although terminated, until all interests in the trust have been ascertained and a final accounting made and all trust proceeds distributed in fact.’ ” (citing McLaughlin, 361 N.W.2d at 46)).
11 See Restatement (Second) of Trusts § 344 cmt. a (1959) (“The period for winding up the trust is the period after the time for termination of the trust has arrived and before the trust is terminated by the distribution of the trust property. This period may properly be longer or shorter, depending upon the circumstances.”).

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

by the Minnesota Supreme Court in McLaughlin, 361 N.W.2d at 46) states in relevant part:

At such time when the trust is terminated in any way, whether by the expiration of its fixed term or by revocation or court decree or otherwise, the trust nevertheless continues for a reasonable time during which the trustee has power to perform such acts as are necessary to the winding up of the trust and the distribution of the trust property as are expressly given or reasonably implied from the trust instrument.      . . .      Determination of what constitutes a reasonable period within which to wind up the trust and distribute the trust assets will depend upon a number of facts with respect to the particular trust. . . . if the trust is terminated by its terms, whether upon the death of the income beneficiary or expiration of the specified trust term or otherwise, the trustee may have one or more of the following duties to perform during the winding up period: . . . to file federal and state tax returns and pay taxes due or payable from the trust ...; to file a final or distribution account with, and secure the trustee’s discharge from, the court; to prepare a distribution plan and secure the approval of the beneficiaries thereto. Any one of these duties may require considerable time. (Emphasis supplied.)[12]

          6.     The Restatement (Second) of Trusts also addresses a trustee’s retention of trust property during the reasonable wind-up period:

Although the time for the termination of the trust has arrived, the trustee is not liable for breach of trust merely because he does not immediately convey the trust property to the beneficiary entitled to it. The duty of the trustee is to proceed to wind up the trust within such time as under all the circumstances is reasonably required for the purpose.

12 Bogert, Trusts and Trustees § 1010); see also 5 Austin Wakeman Scott et al., Scott and Ascher on Trusts § 36.1 5th ed. 2008).

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

* * *

When the time for the termination of the trust has arrived it is the duty of the trustee to proceed with expedition to wind up the trust and distribute the estate. The trustee is entitled to take such time and such steps as are reasonably necessary for the protection of the interests of the beneficiary and for the trustee’s own protection.

Restatement (Second) of Trusts § 345 cmt. e (1959) (emphasis added).

          7.     Here the Trustees have identified the numerous tasks and actions that will have to be completed in advance of the Trust’s termination date and “in winding up the affairs” of this Trust. This is truly uncharted territory: there is no map the Trustees can consult in the execution of their charge. And all the while, the Trustees must impartially balance and protect the interests of the Certificate Holders and the Reversioner. The specific facts and circumstances of this unique Trust require a longer—rather than shorter—wind-up period to complete the tasks and actions identified by the Trustees in their Wind-Up Plan. To accomplish those tasks and actions, the Trustees will require the assistance of the current Trust employees and have full authority to enter into temporary employment agreements with them for the wind-up period.

          8.     In its Petition for Instructions and related filings, the Reversioner urges that, upon the Trust’s termination date, it is entitled to the immediate possession, management and control of the non-cash Trust property (including the income-producing mineral properties and leases and the Great Northern Iron

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

Ore Properties name) regardless of the wind-up period specifically required by the terms of the Trust Agreement and reaffirmed by the Minnesota Supreme Court in Great Northern I and Great Northern II and by well-established trust law authorities. In support of its position, the Reversioner cites Zuckman v. Freiermuth, 23 N.W.2d 541 (Minn. 1946), relies upon the 1988 Order issued by this Court relative to the Trust’s Section 646 election, and seems to assert that representations (or lack of representations) made by the Trustees during prior communications with the Reversioner prevent the Trustees from retaining possession of the non-cash Trust property during the wind-up period. For the following reasons, the Court finds none of the Reversioner’s proffered bases for its position to be persuasive or dispositive:

               a.      Zuckman addresses a remainderman’s legal and equitable title in real property upon termination of a trust (a movie theater in St. Paul), but does not address the remainderman’s right to immediate and exclusive possession, management and control of the real property after a trust’s termination date as advocated by the Reversioner. Nor does Zuckman appear to involve an explicit trust provision requiring a wind-up period following the trust termination date—as is the case here. It should go without saying that Zuckman in no way approached the complexity of this trust.

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

               b.     Nothing in the 1988 Order (or in the Stipulation referenced in it) supports the Reversioner’s entitlement to immediate possession, management and control of the non-cash Trust Properties upon the Trust’s termination date. The 1988 Order merely reaffirms the Reversioner’s vested legal and equitable title in the non-cash Trust property upon the Trust’s termination date. This is not synonymous with the Reversioner’s entitlement to immediate possession, management and control of such property after April 6, 2015. In this regard, the Stipulation and the 1988 Order make it clear that the findings of the Court were intended to be consistent with the Minnesota Supreme Court’s opinions in Great Northern I and Great Northern II and were “not intended in any way to affect or impair the Trustees’ ability to administer the Trust pursuant to the Trust Agreement.” Both the Trust Agreement and the opinions in Great Northern l and Great Northern II require a wind-up period after April 6, 2015, before any conveyance of the non-cash Trust property is to be made to the Reversioner.

               c.     Finally, at the November 24 hearing, the Reversioner presented testimony from Mr. Butterfield and Mr. Vaughan to support the assertion that the Reversioner was never made aware of the Trustees’ intention to maintain possession and control of the non-cash Trust property after the Trust’s termination date until the Butterfield-McLelland May 29, 2014 conference

62-C5-72-386008	Filed in Second Judicial District Court
1/26/2015 11:09:33 AM
Ramsey County Probate Court, MN

call with Mr. Micallef and Mr. Janochoski. The Reversioner appears to argue that, because of lack of such notice, ConocoPhillips took certain steps and actions in reliance on the Reversioner’s right to immediate possession and control of the non-cash Trust property as of April 7, 2015, and that it would be somehow prejudiced if it did not then obtain immediate possession and control of the property.

          This position is unsupported by both the facts and law. With regard to the former, the testimony and evidence presented by the Trustees at the October 7 and November 24 hearings refutes the Reversioner’s proffered “lack of notice” and, as to the latter, any alleged “detrimental reliance” is irrelevant to this Court’s determination of the Trustees’ fiduciary duties under the Trust Agreement.

          9.     Pursuant to the Trust Agreement, neither the Trust nor the Trustees’ duties thereunder will cease until a final account is filed with and approved by the Court, final distributions to the beneficiaries can be made, and the Trustees are discharged from their fiduciary duties.

          10.     With regard to a fair and equitable allocation of the expenses and costs of the Trust’s termination and wind-up process between the Certificate Holders and the Reversioner:

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

               a.     Minnesota Statutes § 501B.60, subdivision 1, states, in part, that “[a] trust must be administered with due regard to the respective interests of the income beneficiaries and remainderpersons” and defines guidelines in the administration of a trust by allocating expenses to income or principal (or partly to each) after giving due consideration to the terms of trust instrument and, if not contrary to the trust instrument, Minnesota Statutes §§ 501B.59 through 501B.76 (the “Uniform Principal and Income Act”).

               b.     Minnesota Statute § 501B.71, subdivision 1(4), states that “court costs, attorneys’ fees, and other fees on other accountings or judicial proceedings” should be charged against income “if the matter primarily concerns the income interest, unless the court directs otherwise.” Minnesota Statute § 501B.71, subdivision 3(1), requires that “expenses reasonably incurred in connection with principal, court costs and attorneys’ fees primarily concerning matters of principal” be charged to principal.

               c.     In prior litigation involving the Trust, the Minnesota Supreme Court held that the Trust Agreement “directs the [T]rustees to pay the expenses of the [T]rust out of [T]rust income or principal” with reference to paragraphs 2 and 3 of the Trust Agreement.13 Citing to the predecessor statutes to Minnesota Statutes §§ 501B.60 and 501B.71, the Supreme Court held that the attorneys’

13 Great Northern III, 311 N.W.2d at 495 & n.4.

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

fees and costs then at issue, which were incurred in litigating Great Northern l and Great Northern II, primarily concerned the disposition of Trust principal and therefore should be charged to Trust principal. 14 This decision led to the creation of the Principal Charges Account under this Court’s 1982 Order.

               d.     The record in the current proceeding clearly shows the significant amount of time that has been expended by the Trustees, Trust staff, and Trust counsel (and the associated significant expense incurred) in reviewing and responding to the numerous requests from the Reversioner since December 2013 regarding the Trust termination and wind-up process, not to mention the time and expense in addressing and responding to the Reversioner’s Petition and related filings. These expenses were “incurred in connection with principal, court costs and attorneys’ fees primarily concerning matters of principal” and should be charged to principal. Minn. Stat. § 501B.71, subd. 3(1). Accordingly, all such expenses as determined by the Trustees should be (and shall be) charged to the Reversioner. 15

               e.     The record also reflects that the Trustees will allocate expenses related to Trust termination and wind-up matters “primarily concern[ing] the income interest” to the Certificate Holders. This is both proper

14 Great Northern III, 311 N.W.2d at 495.

15 Id.

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

and appropriate. See Minn. Stat. § 501B.71, subd. 1(4). To the extent the Trustees determine that Trust termination and wind-up expenses concern matters equally benefitting the income interest and the reversionary interest, such expenses shall be equally charged to the Certificate Holders and to the Reversioner. See Minn. Stat. §§ 501B.60 and 501B.71.

ORDER FOR JUDGMENT

          NOW, THEREFORE, IT IS HEREBY ORDERED:

          1. The Reversioner’s request for immediate possession, management and control of the non-cash Trust properties as of 11:59 p.m. on April 6, 2015 is denied.

          2. The Trustees’ Petition for Instructions is approved as follows:

                   a,    Consistent with paragraph 17 of the Trust Agreement, upon the termination of the Trust on April 6, 2015, the Trustees are to immediately proceed with winding up the affairs of the Trust and to undertake the tasks and actions outlined in the Wind-Up Plan, including the following:

                           (i)     Preparing the deeds (dated as of April 7, 2015) and any other required documentation for the eventual transfer of the non-cash Trust property to the Reversioner (“property transfer documents”) and holding said deeds and property transfer documents in escrow (or otherwise for safekeeping)

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

until the Court orders the delivery of the property transfer documents to the Reversioner; and

                           (ii)      Taking the necessary steps or actions as may be required under the Trust’s leases and licenses to notify the lessees and licensees (and any other required third party) of the transfer of non-cash Trust property to the Reversioner as ordered by the Court.

                   b.     During the period of winding up the affairs of the Trust, the Trustees will retain possession and control of the Trust’s cash and non-cash assets (and the books and records related thereto) and will provide information to the Reversioner that may be required from time to time for the Reversioner’s internal and external reporting requirements;

                   c.     The Trustees are authorized to enter into temporary employment agreements effective as of April 7, 2015, with the current Trust employees to assist the Trustees in completing the wind-up process;

                   d.     The compensation currently paid to the Trustees will continue to be paid to them through the final hearing on accounts, the final date of distributions and conveyances to the Certificate Holders and the Reversioner, and the Trustees’ discharge by the Court;

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

                   e.     The Trust’s termination and wind-up expenses and costs (including attorneys’ fees) incurred by the Trust and Trustees after December 2013 (“Fees and Expenses”) shall be allocated between the Certificate Holders and the Reversioner as follows:

                           (i)      Where the Fees and Expenses relate to matters equally benefitting the Certificate Holders and the Reversioner as determined by the Trustees,16 such Fees and Expenses shall be equally charged to the Certificate Holders and the Reversioner;

                           (ii)      Where the Fees and Expenses relate to matters primarily concerning the Certificate Holders as determined by the Trustees17 such Fees and Expenses shall be charged to the Certificate Holders; and

                           (iii)      Where the Fees and Expenses relate to matters primarily concerning the Reversioner as determined by the Trustees18 such Fees and Expenses shall be charged to the Reversioner.

                   f.     The Fees and Expenses allocable to the Certificate Holders shall be paid from the royalties accruing to the Certificate Holders before April 7,

16 For example, the preparation and filing of the Trustees’ Petition for Instructions in this proceeding and general Trust termination and wind-up expenses.

17 For example, expenses allocable to the Trust’s royalty income before April 7, 2015, matters related to the certificates of beneficial interest (shares), and the funding and termination of the pension plan.

18 For example, matters related to the review and response to requests made by the Reversioner since December 2013, expenses allocable to the Trust’s royalty income after April 6, 2015, and the attorneys’ fees and costs related to the October 7 and November 24, 2014 hearings, and the responses to the Reversioner’s filings in those proceedings.

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

2015, and from Trust reserves thereafter. The Fees and Expenses allocable to the Reversioner before April 7, 2015, shall be charged to the Principal Charges Account. The Fees and Expenses allocable to the Reversioner after April 6, 2015, shall be paid by the royalties accruing to the Reversioner after April 6, 2015.

          3. To the extent consistent with this Order for Judgment, the Court encourages the Trustees and the Reversioner to enter into discussions to agree upon matters related to the eventual transfer of the non-cash Trust property to the Reversioner.

          4. Consistent with prior calendar years, the Trustees shall have audited financial statements prepared for the calendar year 2015 and shall file their Annual Report for that calendar year (“2015 Annual Report”) with the Court for approval by March 2016. As soon as practicable after the Court’s approval of the 2015 Annual Report, the Trustees shall have final audited financial statements prepared for filing with the Court for the approval of the Trustees’ final accounting and discharge. Final distributions and conveyances to the Trust’s beneficiaries shall be made upon order of this Court.

          5. Given the uncharted territory through which they must navigate in winding up the affairs of this unique Trust, the Trustees are to provide an informal interim report to the Court on November 15, 2015 (and at such other times as

62-C5-72-386008	Filed in Second Judicial District Court 1/26/2015 11:09:33 AM Ramsey County Probate Court, MN

may be requested by the Court) regarding the status of the wind-up process and the tasks and actions that have been completed and those that remain to be completed (“Trustees’ Interim Report”). The Trustees’ Interim Report shall be made available for review by any Trust beneficiary upon request. If any Trust beneficiary has a question as to the progress of the wind-up process, s/he may make inquiry to the Trustees or the Court.

          Let judgment be entered accordingly.

Dated:	26 January 2015	BY THE COURT:

/s/ Margaret M. Marrinan
Margaret M. Marrinan
Judge of District Court